Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2015 THIRD QUARTER RESULTS

•	Q3 Net revenue of $2.3 billion, up 46% over last year

•	Q3 Diluted EPS of $1.49; Q3 Adjusted EPS of $2.07, up 15% over last year

•	Q3 Free Cash Flow of $220 million, up 79% over last year

•	2015 Adjusted EPS guidance updated to $7.80 - $7.95 from $7.75 - $8.00

Burlington, NC, October 26, 2015 - Laboratory Corporation of America® Holdings (LabCorp® or the “Company”) (NYSE: LH) today announced results for the quarter ended September 30, 2015.

Consolidated Results

Third Quarter Results
Net revenue for the quarter was $2.27 billion, an increase of 46.3% over last year’s $1.55 billion.  The acquisition of Covance contributed $647.0 million in net revenue during the quarter, driving 41.7% year over year growth. The remainder of the increase of $71.1 million, or 4.6%, was driven by solid organic volume growth, price, mix and tuck-in acquisitions, partially offset by currency. Organic revenue growth in the quarter, excluding currency, was 4.3%.

Operating income for the quarter was $306.9 million, compared to $241.4 million in the third quarter of 2014. The Company recorded restructuring charges and special items of $31.5 million during the third quarter of 2015, compared to $11.3 million during the same period in 2014. Adjusted operating income (excluding amortization of $47.1 million, restructuring and special items) for the quarter was $385.5 million, or 17.0% of net revenue, compared to $271.0 million, or 17.5%, in the third quarter of 2014. The increase in adjusted operating income was due to the Covance acquisition, organic volume growth, price, mix and productivity, partially offset by currency and personnel costs. The decline in margin is due to the mix impact from the acquisition of Covance.

The Company recorded net earnings in the quarter of $152.8 million, or $1.49 per diluted share, compared to $137.2 million, or $1.59 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) increased 15.0% to $2.07 in the quarter, compared to $1.80 in the third quarter of 2014.

“We are extremely pleased with our results this quarter, in which LabCorp Diagnostics had continued strong organic growth, and Covance Drug Development had strong new orders and accelerated revenue growth,” said David P. King, chairman and chief executive officer. “We delivered significant and measurable progress on the strategic priorities underlying the acquisition of Covance, positioning the Company well for long-term future profitable growth, and building on our mission of improving health and improving lives.”

Operating cash flow for the third quarter was $288.0 million, compared to $175.6 million in the third quarter of 2014. The increase in operating cash flow was due to the acquisition of Covance as well as improved earnings. Capital expenditures totaled $67.8 million, compared to $52.6 million in the third quarter of 2014. As a result, free cash flow (operating cash flow less capital expenditures) was $220.2 million, compared to $123.0 million in the third quarter of 2014.

At the end of the quarter, the Company’s cash balance and total debt were $713.0 million and $6.7 billion, respectively. During the quarter, the Company invested $8.3 million in tuck-in acquisitions and paid down $125.0 million of debt. The Company’s liquidity at the end of the quarter was approximately $1.7 billion, consisting of cash and available credit.

Year-To-Date Results
The following year-to-date consolidated results of the Company include Covance as of February 19, 2015; prior to February 19, 2015, these consolidated results exclude Covance.

Net revenue was $6.26 billion, an increase of 39.2% over last year’s $4.50 billion.  The acquisition of Covance contributed $1.54 billion from the February 19, 2015 closing date, driving 34.2% year over year net revenue growth. The remainder of the increase of $227.0 million, or 5.0%, was due to strong organic volume growth and tuck-in acquisitions, partially offset by currency. Organic revenue growth in the first nine months of 2015, excluding currency, was 4.9%.

Operating income was $759.5 million, compared to $691.4 million in the first nine months of 2014. Operating income was reduced by $193.1 million in restructuring charges and special items (costs associated with the acquisition of Covance and Project LaunchPad) recorded during the first nine months of 2015, compared to $25.6 million during the same period in 2014. Adjusted operating income (excluding amortization of $126.2 million, restructuring and special items) was $1.08 billion, or 17.2% of net revenue, compared to $778.3 million, or 17.3%, in the first nine months of 2014. The increase in adjusted operating income was primarily due to the acquisition of Covance, organic volume growth and productivity gains, partially offset by currency and personnel costs.

The Company’s pre-tax earnings were reduced by restructuring and special items of $248.0 million ($193.1 million impacted operating income, $52.6 million impacted interest expense, and $2.3 million impacted other, net), or $182.5 million after-tax. As a result, the Company recorded net earnings in the first nine months of 2015 of $322.6 million, or $3.24 per diluted share, compared to $391.6 million, or $4.53 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $5.94, compared to $5.15 in the first nine months of 2014.

Operating cash flow for the first nine months of 2015 was $597.8 million, compared to $525.3 million during the same period in 2014. Operating cash flow in 2015 was negatively impacted by $153.5 million in non-recurring items relating to the acquisition of Covance. Excluding these items, operating cash flow was $751.3 million, with the year-on-year increase driven by improved earnings. Capital expenditures totaled $170.7 million, compared to $157.2 million in the first nine months of 2014. As a result, free cash flow (operating cash flow less capital expenditures) was $427.1 million, compared to $368.1 million during the first nine months of 2014. Excluding non-recurring items, free cash flow was $580.6 million during the first nine months of 2015.

***

The following segment results are presented on a pro forma basis for all periods as if the acquisition of Covance closed on January 1, 2014 and exclude amortization, restructuring, special items and unallocated corporate expenses. Reconciliations of segment results to historically reported results are included in the Condensed Pro Forma Segment Information tables and notes.

Segment Results

LabCorp Diagnostics
Net revenue for the quarter was $1.60 billion, an increase of 4.8% over net revenue of $1.53 billion for the third quarter of 2014. The increase in net revenue was the result of organic volume growth (measured by requisitions), Beacon LBS, price, mix and tuck-in acquisitions, partially offset by currency. The increase in net revenue of 4.8% includes the benefit from Beacon LBS of 1.2%, and unfavorable foreign currency translation of 1.0%. Total volume (measured by requisitions) increased by 2.9% (organic volume of 2.3% and acquisition volume of 0.6%). Revenue per requisition increased by 1.7%.

Adjusted operating income (excluding amortization, restructuring and special items) for the quarter was $330.2 million, or 20.6% of net revenue, compared to adjusted operating income of $305.6 million, or 20.0% of net revenue, in the third quarter of 2014. The increase was primarily due to volume, price, mix, and productivity, partially offset by personnel costs and currency. Improvement in productivity was driven by Project LaunchPad, the Company’s enterprise-wide business process improvement initiative, which generated approximately $20 million in net benefits during the quarter.

Covance Drug Development
Net revenue for the quarter was $669.0 million, an increase of 2.6% over $652.0 million for the third quarter of 2014. The stronger U.S. Dollar negatively impacted year-over-year revenue growth by approximately 370 basis points. Excluding currency, net revenue increased 6.3% year-over-year on increased volume, partially offset by mix.

Adjusted operating income (excluding amortization, restructuring and special items) was $97.0 million, or 14.5% of net revenue, compared to adjusted operating income of $88.4 million, or 13.6% of net revenue, in the third quarter of 2014. The increase was primarily due to volume and cost synergies, partially offset by personnel costs and mix. The Company generated approximately $15 million in cost synergies during the quarter.

Net orders (gross orders less cancellations and reductions) in the quarter were $811 million, representing a net book-to-bill of 1.21. Backlog at September 30, 2015 was approximately $6.7 billion.

Outlook for 2015
The Company’s updated guidance for 2015 includes the following:

•
Net revenue growth (assuming foreign exchange rates effective as of September 30, 2015) of approximately 41%, after the impact from approximately 220 basis points of negative currency. Net revenue growth in LabCorp Diagnostics of 4.5% to 5.5%, after the impact of approximately 90 basis points of negative currency. The change in net revenue in Covance Drug Development is expected to be -0.5% to 0.5% versus full year 2014 revenue after the impact of approximately 350 basis points of negative currency.

•	Adjusted EPS of $7.80 to $7.95, versus prior guidance of $7.75 to $8.00, and as compared to $6.80 last year.

•
Operating cash flow of $970 million to $995 million, capital expenditures of $250 million to $275 million, and free cash flow of $695 million to $745 million. The Company expects free cash flow in 2015 to be negatively impacted by approximately $120 million of net non-recurring items related to the Covance acquisition. Excluding these items, the Company expects free cash flow to be $815 million to $865 million versus $536 million last year.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, Free Cash Flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relation’s section of the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 877-809-9811 (330-863-3287 for international callers). The conference number is 45831923. A telephone replay of the call will be available through November 2, 2015 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The conference number for the replay is 45831923. A live online broadcast of LabCorp’s quarterly conference call on October 26, 2015 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 23, 2015.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended June 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Net revenue	$2,269.9	$1,551.8	$6,260.9	$4,498.9
Reimbursable out-of-pocket expenses	47.4	—	118.7	—
Total revenues	2,317.3	1,551.8	6,379.6	4,498.9

Net cost of revenue	1,507.0	980.6	4,098.2	2,842.3
Reimbursable out-of-pocket expenses	47.4	—	118.7	—
Total cost of revenues	1,554.4	980.6	4,216.9	2,842.3

Gross profit	762.9	571.2	2,162.7	1,656.6

Selling, general and administrative expenses	382.5	305.7	1,217.4	888.5
Amortization of intangibles and other assets	47.1	18.3	126.2	61.3
Restructuring and other special charges	26.4	5.8	59.9	15.4

Operating income	306.9	241.4	759.2	691.4

Other income (expense):
Interest expense	(55.8)	(25.9)	(218.1)	(77.4)
Equity method income, net	2.1	3.7	7.6	10.4
Investment income	0.4	0.3	1.4	0.9
Other, net	(3.2)	(0.5)	(4.4)	13.9
Earnings before income taxes	250.4	219.0	545.7	639.2

Provision for income taxes	97.3	81.5	222.5	246.5

Net earnings	153.1	137.5	323.2	392.7
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.3)	(0.9)	(1.1)
Net earnings attributable to Laboratory Corporation of America Holdings	$152.8	$137.2	$322.3	$391.6

Basic earnings per common share	$1.51	$1.62	$3.29	$4.61

Diluted earnings per common share	$1.49	$1.59	$3.24	$4.53

Weighted average basic shares outstanding	101.1	84.9	97.9	84.9

Weighted average diluted shares outstanding	102.9	86.5	99.7	86.5

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2015	2014
ASSETS:

Current assets:
Cash and cash equivalents	$713.0	$580.0
Accounts receivable, net of allowance for doubtful accounts of $234.1 and $211.6 at September 30, 2015 and December 31, 2014, respectively	1,235.2	815.7
Unbilled services	161.8	—
Supplies inventory	181.6	139.5
Prepaid expenses and other	378.3	157.5
Deferred income taxes	37.2	—
Total current assets	2,707.1	1,692.7

Property, plant and equipment, net	1,806.8	786.5
Goodwill	6,068.6	3,099.4
Intangible assets, net	3,561.0	1,475.8
Joint venture partnerships and equity method investments	61.8	92.6
Other assets, net	217.0	154.8
Total assets	$14,422.3	$7,301.8

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$445.0	$282.3
Accrued expenses and other	583.0	341.4
Unearned revenue	141.7	—
Deferred income taxes	—	5.5
Current portion of long-term debt	674.7	347.1
Total current liabilities	1,844.4	976.3

Long-term debt, less current portion	6,006.5	2,682.7
Deferred income taxes and other tax liabilities	1,291.3	530.4
Other liabilities	351.1	274.2
Total liabilities	9,493.3	4,463.6

Commitments and contingent liabilities	—	—
Noncontrolling interest	15.5	17.7

Shareholders' equity:
Common stock	12.0	10.4
Additional paid-in capital	1,937.6	—
Retained earnings	4,108.7	3,786.1
Less common stock held in treasury	(976.3)	(965.5)
Accumulated other comprehensive loss	(168.5)	(10.5)
Total shareholders' equity	4,913.5	2,820.5
Total liabilities and shareholders' equity	$14,422.3	$7,301.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$153.1	$137.5	$323.4	$392.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	121.4	58.5	344.5	182.0
Stock compensation	23.7	11.5	77.7	35.1
(Gain) loss on sale of assets	3.0	0.2	2.9	(16.0)
Accrued interest on zero-coupon subordinated notes	0.5	0.4	1.5	1.5
Earnings in excess of distributions from equity affiliates	0.8	(0.1)	(1.8)	(3.3)
Asset impairment	—	—	14.8	—
Deferred income taxes	(11.1)	(2.4)	(16.0)	(3.5)
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	(36.1)	(11.7)	(89.9)	(59.7)
(Decrease) increase in unbilled services	1.7	—	(23.0)	—
Decrease in inventories	0.1	(4.7)	9.6	(1.3)
Decrease in prepaid expenses and other	8.6	(22.6)	23.5	1.7
Increase (decrease) in accounts payable	9.5	9.5	(24.3)	(16.2)
Increase (decrease) in unearned revenue	(0.9)	—	1.7	—
Increase (decrease) in accrued expenses and other	13.7	(0.5)	(46.8)	12.3
Net cash provided by operating activities	288.0	175.6	597.8	525.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(67.8)	(52.6)	(170.7)	(157.2)
Proceeds from sale of assets	—	0.6	0.5	0.9
Proceeds from sale of investment	—	0.4	8.0	31.7
Investments in equity affiliates	(6.6)	(4.4)	(11.4)	(12.9)
Acquisition of businesses, net of cash acquired	(8.3)	0.4	(3,692.7)	(65.3)
Net cash used for investing activities	(82.7)	(55.6)	(3,866.3)	(202.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	—	2,900.0	—
Proceeds from term loan	—	—	1,000.0	—
Payments on term loan	(125.0)	—	(285.0)	—
Proceeds from revolving credit facilities	—	—	60.0	—
Payments from revolving credit facilities	—		(60.0)
Proceeds from bridge loan	—	—	400.0	—
Payments on bridge loan	—	—	(400.0)	—
Payment on senior notes	—	—	(250)	—
Payments on zero-coupon subordinated notes	—	(0.9)	—	(16.8)
Payment of debt issue costs	—	—	(36.7)	(0.1)
Payments on long-term lease obligations	(1.1)	(0.4)	(3.3)	(0.6)
Noncontrolling interest distributions	—	(0.3)	—	(0.9)
Deferred payments on acquisitions	—	(1.7)	(0.1)	(5.2)
Tax benefits adjustments related to stock based compensation	6.2	3.3	10.1	5.5
Net proceeds from issuance of stock to employees	33.2	47.3	89.2	106.2
Purchase of common stock	—	(65.7)	—	(229.9)
Net cash provided by (used for) financing activities	(86.7)	(18.4)	3,424.2	(141.8)
Effect of exchange rate changes on cash and cash equivalents	(24.6)	(5.4)	(22.7)	(9.0)
Net increase in cash and cash equivalents	94.0	96.2	133.0	171.7
Cash and cash equivalents at beginning of period	619.0	479.5	580.0	404.0
Cash and cash equivalents at end of period	$713.0	$575.7	$713.0	$575.7

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended September 30,		Nine Month Ended September 30,
	2015	2014	2015	2014

LabCorp Diagnostics
Net Revenue	$1,600.9	$1,526.9	$4,659.2	$4,435.3
Adjusted Operating Income	$330.2	$305.6	$977.6	$879.4
Adjusted Operating Margin	20.6%	20.0%	21.0%	19.8%

Covance Drug Development
Net Revenue	$669.0	$652.0	$1,937.3	$1,950.4
Adjusted Operating Income	$97.0	$88.4	$261.1	$250.5
Adjusted Operating Margin	14.5%	13.6%	13.5%	12.8%

Consolidated
Net Revenue	$2,269.9	$2,178.9	$6,596.5	$6,385.7

Adjusted Segment Operating Income	$427.2	$394.0	$1,238.7	$1,129.9
Unallocated corporate expense	(41.7)	(43.1)	(129.6)	(124.3)
Consolidated Adjusted Operating Income	$385.5	$350.9	$1,109.1	$1,005.6
Adjusted Operating Margin	17.0%	16.1%	16.8%	15.7%

The Condensed Combined Non-GAAP Pro Forma Segment Information includes operational information for Covance prior to the acquisition by the Company, including the three- and nine-month periods ended September 30, 2014 and the period from January 1, 2015 through February 19, 2015. The Covance Drug Development segment amounts as well as the consolidated amounts are Non-GAAP measures. See the subsequent footnotes for discussion of the adjustments made for presentation purposes.

Notes to Condensed Combined Non-GAAP Pro Forma Segment Information

1)
The Condensed Combined Non-GAAP Pro Forma Segment Information for the periods ended September 30, 2015 and 2014 is being presented for the sole purpose of helping the reader to understand the newly adopted segment presentation of the Company for the periods ended September 30, 2015 as a direct result of its acquisition of Covance on February 19, 2015. The Condensed Pro Forma Segment Information has been prepared utilizing historical LabCorp and Covance financial information and does not reflect what the Company’s actual results of operations were for the periods ended September 30, 2015 and 2014, nor does it reflect all of the accounting entries that would normally be presented in pro forma financial statements prepared in accordance with the guidance contained in ASC 805-10-50 or Regulation S-X Rule 10-1.

2)
The LabCorp Diagnostics segment includes historical LabCorp business units, excluding its Clinical Trials operations (which are part of the Covance Drug Development segment), and including the Nutritional Chemistry and Food Safety operations acquired as part of the Covance acquisition. The Covance Drug Development segment includes historical Covance business units, excluding its Nutritional Chemistry and Food Safety operations (which are part of the LabCorp Diagnostics segment), and including the LabCorp Clinical Trials operations. Unallocated corporate expenses represent general management and administrative corporate expenses that are incurred to support enterprise-wide initiatives. The cost of all other corporate support functions is charged to the specific operating segment as consumed.

3)
For the three and nine months ended September 30, 2015, the Company’s operating income was impacted by a $4.7 million and a $11.3 million reduction in depreciation expense, respectively, and a $2.6 million and a $6.3 million increase in amortization expense, respectively, all resulting from fair market value measurement adjustments recorded in accordance with purchase price accounting associated with the acquisition of Covance.

The Company’s fair market value measurement adjustments relating to the Covance purchase price are still preliminary and subject to change. The primary areas of the measurement adjustments that are not yet finalized are related to certain income tax items, intangible assets and residual goodwill. Accordingly, the Company expects that adjustments will be made to the values of the assets acquired and liabilities assumed as additional information is obtained about the facts and circumstances that existed at the valuation date. The final valuation associated with the acquisition is expected to be completed by the end of 2015.

4)
The following table reconciles operating income, as reported by the Company and by Covance Inc. in their separate filings on Form 10-Q for the three- and nine-month periods ended September 30, 2014 and the Company’s operating income that is expected to be reported in its Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 2015, to total adjusted operating income as presented below:

(Dollars in Millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Covance Inc. - pre-acquisition operating income as reported	$—	$—	$—	$—

Operating loss of Covance Inc. for the period January 1, 2015 through February 19, 2015, prepared on its historical basis of accounting	—	—	(24.3)	—
Add-back restructuring costs	—	—	0.9	—
Acquisition-related costs	—	—	53.7	—
Covance Inc. - pre-acquisition adjusted operating income, excluding amortization	$—	$—	$30.3	$—

LabCorp - operating income, as reported	$306.9	$241.4	$759.5	$691.4
Acquisition-related costs	1.4	—	118.0	—
Restructuring and other special charges	26.4	5.8	59.9	15.4
Consulting fees	3.7	5.5	15.2	10.2
Amortization of intangibles and other assets	47.1	18.3	126.2	61.3
	$385.5	$271.0	$1,078.8	$778.3

Total Consolidated Combined Non-GAAP Pro Forma Adjusted Operating Income, excluding amortization	$385.5	$271.0	$1,109.1	$778.3

The Reconciliation of Non-GAAP Financial Measures provided below includes Covance as of February 19, 2015; prior to February 19, 2015, all results exclude Covance.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Adjusted Operating Income
Operating Income	$306.9	$241.4	$759.5	$691.4
Acquisition-related costs	1.4	—	118.0	—
Restructuring and other special charges	26.4	5.8	59.9	15.4
Consulting fees	3.7	5.5	15.2	10.2
Amortization of intangibles and other assets	47.1	18.3	126.2	61.3
Adjusted operating income	$385.5	$271.0	$1,078.8	$778.3

Adjusted EPS
Diluted earnings per common share	$1.49	$1.59	$3.24	$4.53
Restructuring and special items	0.27	0.08	1.83	0.18
Amortization expense	0.31	0.13	0.87	0.44
Adjusted EPS	$2.07	$1.80	$5.94	$5.15

Free Cash Flow
Net cash provided by operating activities	$288.0	$175.6	$597.8	$525.3
Less: capital expenditures	(67.8)	(52.6)	(170.7)	(157.2)
Free cash flow	$220.2	$123.0	$427.1	$368.1

Free Cash Flow, Excluding Acquisition Related Charges
Net cash provided by operating activities	$288.0	$175.6	$597.8	$525.3
Add back: Acquisition-related charges	—	—	153.5	—
Net cash provided by operating activities, excluding acquisition-related charges	$288.0	$175.6	$751.3	$525.3
Less: Capital expenditures	(67.8)	(52.6)	(170.7)	(157.2)
Free cash flow, excluding acquisition-related charges	$220.2	$123.0	$580.6	$368.1

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Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the third quarter of 2015, the Company recorded net restructuring and special items of $26.4 million. The charges included $24.4 million in severance and other personnel costs along with $2.3 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.3 million in unused facility-related costs. The Company also recorded $3.7 million in consulting expenses relating to fees incurred as part of its Covance integration costs, along with $1.4 million in short-term equity retention arrangements relating to the acquisition of Covance (all recorded in selling, general and administrative expenses). In addition, the Company recorded a non-cash loss of $2.3 million, upon the dissolution of one of its equity investments (recorded in other, net in the accompanying Consolidated Statements of Operations). The after tax impact of these charges decreased net earnings for the quarter ended September 30, 2015, by $27.7 million and diluted earnings per share by $0.27 ($27.7 million divided by 102.9 million shares).

During the first two quarters of 2015, the Company recorded net restructuring and other special charges of $33.5 million. The charges included $9.5 million in severance and other personnel costs along with $9.8 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.6 million in unused facility-related costs. In addition, the Company recorded asset impairments of $14.8 million relating to lab and customer service applications that will no longer be used. The Company also recorded $11.6 million of consulting expenses relating to fees incurred as part of its Project LaunchPad business process improvement initiative as well as Covance integration costs. In addition, the Company also expensed $2.9 million in short-term equity retention arrangements relating to the acquisition of Covance.

During the first quarter of 2015, the Company recorded $166.0 million of one-time costs associated with its acquisition of Covance. The costs included $79.5 million of Covance employee equity awards, change in control payments and short-term retention arrangements that were accelerated or triggered by the acquisition transaction (recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations). The acquisition costs also included advisor and legal fees of $33.9 million (recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations), $15.2 million of deferred financing fees associated with the Company’s bridge loan facility as well as a make-whole payment of $37.4 million paid to call Covance’s private placement debt outstanding at the purchase date (both amounts recorded in interest expense in the accompanying Consolidated Statements of Operations).

The after tax impact of these charges decreased net earnings for the nine months ended September 30, 2015, by $182.5 million and diluted earnings per share by $1.83 ($182.5 million divided by 99.7 million shares).

2)
During the third quarter of 2014, the Company recorded net restructuring and special items of $5.8 million. The charges included $4.6 million in severance and other personnel costs along with $1.6 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.2 in unused severance and $0.2 million in unused facility-related costs. In addition, the Company recorded $5.5 million in consulting expenses relating to fees incurred as part of its comprehensive enterprise-wide cost structure review as well as legal fees associated with its LipoScience acquisition (all such fees recorded in selling, general and administrative expenses). The after tax impact of these combined charges decreased net earnings for the quarter ended September 30, 2014, by $7.0 million and diluted earnings per share by $0.08 ($7.0 million divided by 86.5 million shares).

During the first two quarters of 2014, the Company recorded net restructuring and special items of $14.3 million. The charges included $5.3 million in severance and other personnel costs along with $5.0 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.2 million in unused severance and $0.5 million in unused facility-related costs. In addition, the Company recorded $4.7 million in consulting expenses (recorded in selling, general and administrative expenses) relating to fees incurred as part of its comprehensive enterprise-wide cost structure review as well as one-time CFO transition costs.

The after tax impact of these combined charges decreased net earnings for the nine months ended September 30, 2014, by $15.8 million and diluted earnings per share by $0.18 ($15.8 million divided by 86.5 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended September 30, 2015 and 2014, intangible amortization was $47.1 million and $18.3 million, respectively ($32.9 million and $11.3 million net of tax, respectively) and decreased EPS by $0.31 ($32.9 million divided by 102.9 million shares) and $0.13 ($11.3 million divided by 86.5 million shares), respectively. For the nine months ended September 30, 2015 and 2014, intangible amortization was $126.2 million and $61.3 million, respectively ($86.5 million and $37.8 million net of tax, respectively) and decreased EPS by $0.87 ($86.5 million divided by 99.7 million shares) and $0.44 ($37.8 million divided by 86.5 million shares), respectively.

4)
During the first quarter of 2015, the Company's operating cash flows were reduced due to payment of $153.5 million in acquisition-related charges. These payments were comprised of $75.5 million in legal and advisor fees, $40.6 million in accelerated Covance employee equity awards, and $37.4 million in make-whole payments triggered by calling Covance private placement notes outstanding at the time of the transaction.